SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2015

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Waste Management, Inc. (the “Company”) issued a press release this morning announcing its financial results for the first quarter of 2015, a copy of which is attached hereto as Exhibit 99.1. The Company is holding a conference call to discuss these results beginning at 9:00 a.m. Central Time this morning. The call will be webcast live and may be heard by accessing the Investor Relations section of the Company’s website at www.wm.com. The call may also be heard by dialing (877) 710-6139 and entering access code 16632898. To access a replay telephonically, please dial (855) 859-2056 and use the replay conference ID number 16632898.

On the call, management of the Company is expected to discuss certain non-GAAP financial measures that are included in the Company’s press release. The Company has provided information regarding its use of the non-GAAP measures contained in its press release and reconciliations of such measures to their most comparable GAAP measures.

In addition to the non-GAAP measures contained and reconciled in the press release, management is also expected to discuss adjusted income from operations, adjusted income from operations as a percent of revenues, adjusted operating EBITDA, adjusted operating EBITDA as a percent of revenues, and adjusted operating expenses as a percent of revenues. Each of these non-GAAP measures excludes certain items noted in the tables below. Management believes these non-GAAP measures are helpful to investors evaluating the Company’s performance because certain non-cash costs or other items that management believes are not representative of our performance or indicative of our results of operations are excluded. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are shown below.

The Company defines operating EBITDA as income from operations before depreciation and amortization; this measure may not be comparable to similarly titled measures reported by other companies. Management uses this non-GAAP measure as an indicator of the Company’s operating performance and ability to pay dividends, fund acquisitions, capital expenditures and other investments and, in the absence of refinancing, to repay debt obligations. Adjusted operating EBTIDA should not be considered an alternative to net income, income from operations or net cash provided by operating activities.

Reconciliation of Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended March 31, 2015
Adjusted Income from Operations, Adjusted Operating EBITDA and each as a Percent of Revenues	Amount		As a % of Revenues

Operating revenues, as reported	$3,040

Income from operations, as reported	440
Adjustment to income from operations:
Asset impairments and unusual items (a)	14

Adjusted income from operations	454	(b)	14.9	% (b)
Depreciation and amortization	292

Adjusted operating EBITDA	$746	(c)	24.5	% (c)

	Quarter Ended March 31, 2014
Adjusted Income from Operations, Adjusted Operating EBITDA and each as a Percent of Adjusted Revenues	Amount		As a % of Revenues

Operating revenues, as reported	$3,396

Adjustment to operating revenues:
Divested businesses and assets in 2014 (d)	(218)

Adjusted operating revenues	$3,178

Income from operations, as reported	469
Adjustment to income from operations:
Divested businesses and assets in 2014 (d)	(36)

Adjusted income from operations	$433	(b)	13.6	% (b)

Adjusted depreciation and amortization	302	(e)

Adjusted operating EBITDA	$735	(c)	23.1	% (c)

Reconciliation of Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended March 31, 2015
Operating Expenses as a Percent of Revenues	Amount		As a % of Revenues

Operating revenues, as reported	$3,040

Operating expenses, as reported	$1,946	(f)	64.0	% (f)

	Quarter Ended March 31, 2014
Adjusted Operating Expenses as a Percent of Adjusted Revenues	Amount		As a % of Revenues

Operating revenues, as reported	$3,396
Adjustment to revenues:
Divested businesses and assets in 2014 (d)	(218)

Adjusted operating revenues	$3,178

Operating expenses, as reported	$2,232
Adjustment to operating expenses:
Divested businesses and assets in 2014 (d)	(155)

Adjusted operating expenses	$2,077	(f)	65.4	% (f)

(a)	Includes net charges reflected in: i) the “asset impairments and unusual items” financial caption, primarily related to certain adjustments associated with the sale of our waste-to-energy business in December 2014 and an impairment of a landfill in Western Canada and ii) the “restructuring” financial caption.

(b)	Adjusted income from operations for the first quarter of 2015 increased $21 million, or 130 basis points as a percent of revenues, as compared with adjusted results for the same period prior year.

(c)	Adjusted operating EBITDA increased $11 million, or 140 basis points as a percent of revenues, compared with adjusted results for the same period prior year.

(d)	Primarily includes the divestiture of our waste-to-energy business and other solid waste assets.

(e)	Depreciation and amortization for the first quarter of 2014 was $317 million, as reported. After excluding $15 million attributed to divested assets and operations, depreciation and amortization was $302 million.

(f)	Operating expenses as a percent of revenues improved 140 basis points to 64.0%, and improved $131 million, in the first quarter of 2015, after adjusting for divestitures.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1:	Press Release dated April 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date: April 29, 2015	By:	/s/ Barry H. Caldwell
Barry H. Caldwell
Senior Vice President, Corporate Affairs Chief Legal Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated April 29, 2015